Exhibit 99.1

Media Contact:

Kathleen M. Bennett

864-282-9452

Analyst Contact:

Duane A. Owens

864-282-9488

FOR IMMEDIATE RELEASE

Thursday, April 26, 2007

BOWATER ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

GREENVILLE, SC—Bowater Incorporated (NYSE: BOW) today reported a net loss for the first quarter of 2007 of $35.4 million, or $0.62 per diluted share, on sales of $771.6 million. These results compare with a net loss of $18.8 million, or $0.33 per diluted share, on sales of $893.2 million for the first quarter of 2006.

“The continued decline in newsprint consumption and seasonally slow coated paper demand, along with weak lumber markets, led to price declines during the quarter,” said David J. Paterson, Chairman, President and Chief Executive Officer. “We also experienced considerable cost pressures as a result of the rapid increase in the cost of recycled fiber and the impact of production curtailments. We have seen some improvement in the second quarter with better demand for several of our paper grades and softening in the cost of recycled fiber.”

First quarter 2007 special items, net of tax, consisted of the following items: a $35.9 million gain related to asset sales, a $12.3 million charge related to tax adjustments, a $3.4 million loss relating to foreign currency changes, and a $7.0 million charge for severance and merger-related costs. Excluding these special items, the net loss for the quarter would have been $48.6 million, or $0.85 per diluted share, compared with first quarter 2006 net loss before special items of $19.1 million, or $0.33 per diluted share. A reconciliation of these items is contained in note 5 to this release.

During the first quarter, given weak demand for paper grades partially due to seasonal reasons, the company curtailed significant newsprint and specialty paper production. The manufacturing cost impact of these curtailments for the quarter is approximately $15 million and reduced production overall by approximately 68,000 metric tons.

“The deterioration in domestic newsprint demand underscores the strategic rationale for our proposed merger with Abitibi-Consolidated, which is to significantly improve efficiencies by reducing costs and increasing productivity,” continued Paterson. “I am pleased with the progress we have made thus far and look forward to closing this transaction in the third quarter.”

SEGMENT DETAIL

Newsprint

For the first quarter, newsprint had an operating loss of $4.1 million, a decrease of $15.4 million from the fourth quarter. The company’s average transaction price decreased $22 per metric ton, compared to the fourth quarter. Average operating costs increased by $8 per metric ton primarily due to lower production volumes and higher recycled fiber costs. The lower production volumes were largely driven by the curtailment of approximately 63,000 metric tons of newsprint, including 10,000 tons as a result of a major machine rebuild at one of the company’s sites. Total newsprint shipments were 9% lower in the first quarter of 2007 compared to the fourth quarter of 2006 and 18% lower than the previous year. Newsprint inventories increased, primarily as a result of strong export sales, which now represent over 35% of total shipments.

Coated Papers

Operating earnings for the quarter were $8.6 million, a decrease of $7.2 million from the fourth quarter. The company’s average transaction price for coated papers decreased $35 per short ton in the quarter compared to the fourth quarter of 2006. Average operating costs continued to improve, declining $3 per short ton from the fourth quarter. Coated paper inventories increased in the quarter as a result of seasonally weak demand.

Specialty Papers

For the first quarter, specialty papers had an operating loss of $8.7 million. The company’s average transaction price decreased $21 per short ton during the quarter, while average operating costs improved by $24 per short ton mainly due to higher production volumes and greater efficiencies. During the quarter, the company continued to shift machine capacity from newsprint to specialty papers. Compared to the fourth quarter of 2006, production of specialties increased 12%.

Bowater is also announcing today that paper machine no. 4 at its Thunder Bay, Ontario facility will resume operation during May 2007. The company believes that this facility, with its quality assets and multiple fiber furnishes, combined with a dramatically improved cost structure, is well positioned to produce lightweight specialty grades.

Market Pulp

Compared to the fourth quarter of 2006, operating earnings for market pulp decreased slightly to $18.7 million in the first quarter. The average market pulp transaction price for the company increased $14 per metric ton. Average operating costs increased $9 per metric ton compared to the fourth quarter, as a result of an annual kraft mill outage at one of the company’s sites. Shipments also declined as a result of the outage. The company has informed its North American customers of a $20 per metric ton price increase in softwood and a $30 per metric ton fluff pulp price increase effective April 1, 2007.

Lumber

For the first quarter, lumber had an operating loss of $13.6 million. The average lumber transaction price for the company decreased $7 per thousand board feet. The company also experienced a lumber inventory charge of approximately $4 million due to lower prices.

Earnings Conference Call

Bowater management will hold a conference call to discuss these financial results today at 10:00 a.m. Eastern time, April 26, 2007. The conference call number is 866-269-9608 or 612-332-0342 (international). A webcast of the call will be available on Bowater’s website at www.bowater.com. Interested parties may follow the on-screen instructions for access to the webcast and related information. A replay of the call will be available after 1:30 p.m. Eastern time today on the company’s website and through Thursday, May 3, by dialing 800-475-6701 or 320-365-3844 (international) and using the access code 870020.

About Bowater

Bowater Incorporated, headquartered in Greenville, SC, is a leading producer of coated and specialty papers and newsprint. In addition, the company sells bleached market pulp and lumber products. Bowater employs approximately 7,000 people and has 12 pulp and paper mills in the United States, Canada and South Korea. In North America, it also operates a converting facility and owns

10 sawmills. Bowater’s operations are supported by approximately 763,000 acres of timberlands owned or leased in the United States and Canada and 28 million acres of timber cutting rights in Canada. Bowater operates six recycling plants and is one of the world’s largest consumers of recycled newspapers and magazines. Bowater common stock is listed on the New York Stock Exchange. A special class of stock exchangeable into Bowater common stock is listed on the Toronto Stock Exchange (TSX: BWX). To learn more, visit www.bowater.com.

All amounts are in U.S. dollars.

Forward-Looking Statements

Statements in this news release that are not reported financial results or other historical information are “forward-looking statements.” They include, for example, statements about our business outlook, assessment of market conditions, strategies (including anticipated execution of our export strategy and our debt and cost reduction strategies and opportunities related thereto), the sale of timberlands, and the continuation of operational improvements generally. In addition, statements relating to our planned combination with Abitibi-Consolidated are forward-looking, such as statements about the strategic rationale for the merger, future financial and operating results, plans, objectives, expectations and intentions of the combined company, the markets for the combined company’s products, the future development of the combined company’s business, the ability of the parties to secure necessary regulatory and shareholder approvals for the combination, the contingencies and uncertainties to which Abitibi and Bowater may be subject, statements regarding the combined company’s ability to: generate efficiencies and improve its financial profile; achieve significant synergies, in particular an estimated $250 million of synergies within two years; become more competitive; improve product quality and breadth; develop new products and better serve its customers; as well as other statements that are not historical fact. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “expects”, “projects”, “intends”, “believes”, “anticipates”, and other terms with similar meaning indicating possible future events or actions or potential impact on the business or shareholders of Bowater.

These forward-looking statements are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, negative industry conditions and further growth in alternative media, actions of competitors, Canadian dollar exchange rates, the actual realization of debt and cost reduction strategies, the demand for higher margin coated and uncoated mechanical paper, the continued strength in the market for timberlands, and the costs of raw materials such as energy, chemicals and fiber. In addition, with respect to forward-looking statements relating to the proposed combination with Abitibi-Consolidated, the following factors, among others could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain required governmental or third party approvals of the combination on the proposed terms and schedule and without material concessions; the failure of Abitibi or Bowater shareholders to approve the combination; the exercise by a material percentage of Abitibi shareholders of their dissent rights; the risk that the businesses will not be integrated successfully or that the anticipated improved financial performance, product quality and, product development will not be achieved; the risk that other combinations within the industry or other factors may limit our ability to improve our competitive position; the risk that the cost savings and other expected synergies from the transaction may not be fully realized or may take longer to realize than expected; and disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors listed from time to time in Bowater’s Securities and Exchange Commission filings, including those described in the company’s report on Form 10-K for the year ended December 31, 2006 under the caption “Cautionary Statement Regarding Forward-Looking Information and Use of Third Party Data.” Bowater disclaims any obligation to update these forward-looking statements.

Any information about industry or general economic conditions contained in this press release is derived from third party sources that the company believes are widely accepted and accurate; however, the company has not independently verified this information and cannot assure its accuracy.

Additional Information and Where to Find It

In connection with the proposed combination of Abitibi-Consolidated and Bowater Incorporated, AbitibiBowater Inc. (the proposed new parent corporation) has filed with the SEC a registration statement on Form S-4, which includes a preliminary proxy statement of Bowater, a preliminary prospectus of AbitibiBowater and a preliminary management information circular of Abitibi. Shareholders are urged to read the preliminary joint proxy statement/prospectus/management information circular regarding the proposed transaction and the definitive proxy statement/prospectus/management information circular when it becomes available, because it contains or will contain important information. Shareholders will be able to obtain a free copy of the definitive joint proxy statement/prospectus/management information circular, as well as other filings containing information about Abitibi and Bowater, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the definitive joint proxy statement/prospectus/management information circular and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus/management information circular can also be obtained, without charge, by directing a request to Abitibi, 1155 Metcalfe Street, suite 800, Montreal, Quebec Canada H3B 5H2, Attention: Investor Relations (514) 394-2341, or to Bowater, 55 Camperdown Way, Greenville, South Carolina USA 29602, Attention: Investor Relations (864) 271-7733.

Participants in the Solicitation

Abitibi, Bowater and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed combination. Information regarding Abitibi’s directors and executive officers is available in the 2006 Annual Report on Form-40F filed with the SEC by Abitibi on March 15, 2007, and the management information circular with respect to Abitibi’s 2007 Annual Meeting of Shareholders filed by Abitibi on SEDAR on April 5, 2007. Information regarding Bowater’s directors and executive officers is available in the Annual Report on Form 10-K filed with the SEC by Bowater on March 1, 2007 and the Proxy Statement with respect to Bowater’s 2006 Annual Meeting of Stockholders filed by Bowater with the SEC on April 12, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary proxy statement/prospectus/management information circular and will be contained in other relevant materials to be filed with the SEC.

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BOWATER INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended March 31,
	2007	2006
Sales	$771.6	$893.2
Costs and expenses:
Cost of sales, excluding depreciation, amortization and cost of timber harvested	600.5	680.2
Depreciation, amortization and cost of timber harvested	79.9	81.1
Distribution costs	75.3	82.9
Selling and administrative expenses	48.7	38.0
Net gain on disposition of assets (1)	(57.9)	(28.8)

Operating income	25.1	39.8

Other income (expense):
Interest income	1.9	1.1
Interest expense	(47.3)	(49.4)
Foreign exchange (loss) gain	(3.1)	1.8
Other, net	(3.2)	3.6

	(51.7)	(42.9)

Loss before income taxes, minority interests and cumulative effect of accounting change	(26.6)	(3.1)
Income tax provision (2)	(1.7)	(13.1)
Minority interests, net of tax (1)	(7.1)	—

Loss before cumulative effect of accounting change	(35.4)	(16.2)
Cumulative effect of accounting change, net of tax (3)	—	(2.6)

Net loss	$(35.4)	$(18.8)

Basic loss per common share: (4)
Loss before cumulative effect of accounting change	$(0.62)	$(0.28)
Cumulative effect of accounting change, net of tax	—	(0.05)

Net loss per share	$(0.62)	$(0.33)

Average common shares outstanding (4)	57.4	57.4

Diluted loss per common share: (4)
Loss before cumulative effect of accounting change	$(0.62)	$(0.28)
Cumulative effect of accounting change, net of tax	—	(0.05)

Net loss per share	$(0.62)	$(0.33)

Average diluted common shares outstanding (4)	57.4	57.4

BOWATER INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions of dollars)

	March 31, 2007	December 31, 2006
Current assets:
Cash and cash equivalents	$98.3	$98.9
Accounts receivable, net	414.5	444.5
Inventories	376.9	349.8
Timberlands held for sale (1)	15.6	18.7
Other current assets	54.8	47.1

Total current assets	960.1	959.0

Timber and timberlands	57.2	60.8
Fixed assets, net	2,827.1	2,877.9
Goodwill	590.7	590.2
Other assets	153.8	158.0

Total assets	$4,588.9	$4,645.9

Current liabilities:
Current installments of long-term debt	$15.8	$14.9
Accounts payable and accrued liabilities	428.5	431.2

Total current liabilities	444.3	446.1

Long-term debt, net of current installments	2,246.0	2,251.6
Pension and other postretirement benefit obligations	634.0	651.1
Other long-term liabilities	90.5	92.5
Deferred income taxes	308.4	313.0
Minority interests in subsidiaries	69.7	59.0
Shareholders’ equity	796.0	832.6

Total liabilities and shareholders’ equity	$4,588.9	$4,645.9

BOWATER INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions of dollars)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(35.4)	$(18.8)
Adjustments to reconcile net loss to net cash from operating activities:
Cumulative effect of accounting change, net of tax (3)	—	2.6
Share-based compensation	4.6	(0.9)
Depreciation, amortization and cost of timber harvested	79.9	81.1
Deferred income taxes	(3.4)	4.6
Minority interests, net of tax (1)	7.1	—
Pension contributions, net of pension benefit costs	(10.5)	4.8
Net gain on disposition of assets (1)	(57.9)	(28.8)
Changes in working capital:
Accounts receivable	29.9	(26.0)
Inventories	(27.1)	(11.6)
Income tax receivables and payables	4.7	7.3
Accounts payable and accrued liabilities	(12.1)	6.9
Other, net	(4.7)	0.8

Net cash (used in) provided by operating activities	(24.9)	22.0

Cash flows from investing activities:
Cash invested in fixed assets, timber and timberlands	(25.9)	(37.5)
Disposition of assets, including timber and timberlands	64.6	36.8

Net cash provided by (used for) investing activities	38.7	(0.7)

Cash flows from financing activities:
Cash dividends	(11.3)	(11.5)
Short-term financing	8.0	201.7
Short-term financing repayments	(8.0)	(209.0)
Payments of long-term debt	(3.1)	(10.0)

Net cash used for financing activities	(14.4)	(28.8)

Net decrease in cash and cash equivalents	(0.6)	(7.5)

Cash and cash equivalents at beginning of year	98.9	30.1

Cash and cash equivalents at end of year	$98.3	$22.6

BOWATER INCORPORATED

Notes to the Press Release and Unaudited Consolidated Financial Statements

(1)	During the first three months of 2007 and 2006, Bowater sold approximately 52,200 acres and 24,300 acres, respectively, of timberlands primarily located in Tennessee and Canada. One of our consolidated subsidiaries, which is owned 49% by a minority interest, sold 24,958 acres of the 52,200 acres and recorded a pre-tax gain on the sale of land of $22.3 million during the first quarter of 2007. As of March 31, 2007, we have approximately 67,600 acres of timberlands classified as held for sale.
(2)	During the first three months of 2007 and 2006, income tax benefits and tax credits of $12.3 million and $13.5 million, respectively, arising primarily from operating losses at certain Canadian operations were entirely offset by tax charges to increase our tax valuation allowance, which was initially established in December 2005. On January 1, 2007, we adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for the uncertainty in income taxes recognized by prescribing the threshold a tax position is required to meet before being recognized in the financial statements. As a result of the implementation of FIN 48, we decreased our liability for unrecognized tax benefits by $2.3 million, which was accounted for as a decrease to our January 1, 2007 retained deficit balance. The reduction represents the cumulative effect of adoption on prior periods.
(3)	Effective January 1, 2006, Bowater adopted FASB Statement No. 123R, “Share Based Payment” (“SFAS No. 123R”). SFAS No. 123R requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in our consolidated statements of income. The adoption of SFAS No. 123R resulted in a cumulative effect adjustment, net of tax, of $2.6 million, or $0.05 per diluted share, in 2006.
(4)	For the calculation of basic and diluted loss per share for the three months ended March 31, 2007 and 2006, no adjustments to net loss are necessary. The effect of dilutive securities is not included in the computation for the three months ended March 31, 2007 and 2006 as the effect would be anti-dilutive.
(5)	A reconciliation of certain financial statement line items reported under generally accepted accounting principles (“GAAP”) to our use of non-GAAP measures of operating income (loss), net loss and loss per share reported before special items is presented in the tables below. We believe that these measures allow investors to more easily compare our ongoing operations and financial performance from period to period. These non-GAAP measures should be considered in addition to and not as a substitute for measures of financial performance prepared in accordance with GAAP. Consequently, investors should rely on GAAP operating income, net loss and loss per share. Non-GAAP measures included in our press release include:

Operating income (loss) before special items - is defined as operating income from our consolidated statement of operations adjusted for special items. Internally, the Company uses a non-GAAP operating income (loss) measure as an indicator of a segment’s performance and excludes impairment charges, severance charges, gains on dispositions of assets and other discretionary charges or credits from GAAP operating income. Therefore, this non-GAAP presentation is consistent with our internal presentation. This non-GAAP measure should be used in addition to and not as a substitute for operating income provided in our consolidated statement of operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and performance analysis and allows investors to more easily compare our ongoing operations and financial performance from period to period.

Net loss before special items - is defined as net loss from our consolidated statement of operations adjusted for the special items discussed above plus foreign exchange gains (losses) and the impact of the adoption of new accounting standards, net of tax, and the adjustment for tax charges that have been taken against the income tax benefits arising primarily from operating losses at certain of our Canadian operations (refer to Note 2 above). The adjustment for these items is consistent with our internal presentation, and the tax adjustment is provided for our investors to reflect a more appropriate effective tax rate. This non-GAAP measure should be used in addition to and not as a substitute for net loss provided in our consolidated statement of operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and allows investors to more easily compare our ongoing operations and financial performance from period to period.

Loss per share (EPS) before special items - is defined as diluted EPS calculated based on the net loss before special items. This non-GAAP measure should be used in addition to and not as a substitute for our loss per share calculated in accordance with GAAP as provided in the consolidated statement of operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and allows investors to more easily compare our EPS from ongoing operations and financial performance from period to period.

Three Months Ended March 31, 2007
(unaudited, in millions except per share amounts)
	Operating income (loss)	Net (loss) income	EPS
GAAP as reported	$25.1	$(35.4)	$(0.62)

Adjustments for special items:
Sale of assets	(57.9)	(35.9)	(0.63)
Severance and merger-related costs	9.5	7.0	0.13
Foreign exchange	—	3.4	0.06
Tax adjustments	—	12.3	0.21

GAAP as adjusted for special items	$(23.3)	$(48.6)	$(0.85)

Three Months Ended March 31, 2006
(unaudited, in millions except per share amounts)
	Operating income (loss)	Net (loss) income	EPS
GAAP as reported	$39.8	$(18.8)	$(0.33)

Adjustments for special items:
Sale of assets	(28.8)	(17.9)	(0.31)
Severance	4.4	2.9	0.05
Adoption of new accounting standard	—	2.6	0.05
Foreign exchange	—	(1.4)	(0.03)
Tax adjustments	—	13.5	0.24

GAAP as adjusted for special items	$15.4	$(19.1)	$(0.33)